Exhibit 5.5

CONSENT OF J. PURCHASE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ James Purchase
James Purchase, P. Geo
Geology and Resources Manager
G Mining Services Inc.

Dated: September 1, 2022